Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333- 195897, No. 333- 188996) pertaining to the Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan, and the Portola Pharmaceuticals, Inc. 2013 Employee Stock Purchase Plan and the Registration Statements on Form S-3 (No. 333- 199094) and Form S-1 (No. 333-191609, No. 333-188746 and No. 333-187901) of Portola Pharmaceuticals, Inc. and in the related Prospectuses, as applicable, of our reports dated March 2, 2015, with respect to the consolidated financial statements of Portola Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Portola Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst and Young, LLP

Redwood City, California March 2, 2015